Corporate Contact:
Doreen McMorran
Skinvisible Pharmaceuticals, Inc.
Phone: 702-433-7154
Email: info@skinvisible.com

Invisicare Approved For Additional US Patent
- - - Further Intellectual Property Protection Enhances Skinvisible’s Value

Las Vegas, Nevada– July 31, 2009 – Skinvisible, Inc. (SKVI:OTCBB), a research and development company of topical dermatology products, announced today that it has been approved for a new United States patent for its polymer technology Invisicare.  The allowed patent covers additional components of the company’s unique technology that enhances topically applied skincare products.  In addition to the current patents granted in the United States for Invisicare, this patent adds protection in new areas, covering eight new claims.

The Invisicare patent covers the distinct areas of: Methods of Manufacturing, Composition and Methods of Use.  With this new patent Skinvisible is allowed additional protection for its Invisicare technology under the category of Topical Composition and Topical Composition Precursor.   The United States patent office has also extended the life of this patent a further one and a half years.

“This announcement strengthens Skinvisible’s intellectual property protection for our proprietary formulated dermatology and consumer goods products that we have developed using Invisicare.” said Mr. Terry Howlett, President and CEO of Skinvisible.  “We believe this added IP strength will be one of the catalysts to further our licensing efforts not only in the United States but also around the world.”  He added, “We are also confident that this fortified technology patent, the backbone to our DermSafe® hand sanitizer proven effective against the H1N1 swine flu virus, will allow us to make further inroads into licensing agreements.”

Seven patents in total have been issued to Skinvisible.  This includes three patents in the United States, as well as comprehensive Invisicare patents covering manufacturing, composition and use in India, Australia, Japan and China. A further nine United States patents are pending in addition to thirty patents filed internationally pursuant to the Patent Cooperation Treaty (PCT), with more patents to be filed.  Some of these PCT patents cover up to five products.

About DermSafe
Skinvisible’s DermSafe 4% chlorhexidine gluconate hand sanitizing lotion provides a protective solution that is unique from other products on the market due to its patented technology Invisicare.  Invisicare binds to the skin so that reapplication of DermSafe is only required after four hours of continuous protection.  This patent-pending sanitizing hand lotion does not contain alcohol and has a proven ability to kill gram positive and gram negative bacteria and viruses including the H1N1 swine flu virus.

About Invisicare
Invisicare is Skinvisible’s patented polymer delivery system that offers life-cycle management and unique enhancements for topically delivered products.  It is a combination of hydrophilic and hydrophobic polymers that hold active ingredients on the skin for extended periods of time resisting both wash off and perspiration.  Invisicare can control the release of actives and reduce irritation. It is non-occlusive and allows for normal skin respiration while protecting against environmental irritants.  www.invisicare.com

 About Skinvisible Pharmaceuticals, Inc

Skinvisible Pharmaceuticals is a research-and-development company whose primary business objective is to license its proprietary formulations with Invisicare to pharmaceutical and cosmeceutical companies as well as assisting companies in enhancing their existing skin care products. Skinvisible receives a combination of research and development fees, upfront license fees, and ongoing royalties for the life of the Invisicare patent. Skinvisible’s value also lies in its ability to continually generate new IP on dermatology and medical products formulated with Invisicare.  www.skinvisible.com

Forward-Looking Statements:  This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10K for the quarter ending March 30, 2009).